Exhibit 99.1

CONSENT SOLICITATION STATEMENT

NSP HOLDINGS L.L.C.
NSP HOLDINGS CAPITAL CORP.

Solicitation of Consents in Respect of

All $100,000,000 Outstanding Principal Amount
11 3/4% Senior Pay in Kind Notes Due 2012 (the “Notes”)
and any additional Notes issued in lieu of interest payments thereon
(CUSIP Number 62939H AC2)
(CUSIP Number U6696V AA2)

Consent Payment:

9% of the principal amount of Consenting Record Date Notes (as defined below) plus 9% of the principal amount of any additional Notes issued in lieu of interest in respect of Consenting Record Date Notes ($90 per $1,000 principal amount of Consenting Record Date Notes plus $90 per $1,000 principal amount of Notes issued in lieu of interest in respect of Consenting Record Date Notes)

Record Date:  5:00 p.m., New York City Time, on June 10, 2005

NSP Holdings L.L.C., a Delaware limited liability company (the “Company” or “Holdings”), and NSP Holdings Capital Corp., a Delaware corporation (“Holdings Capital Corp., and together with Holdings, the “Issuers”) hereby solicit (the “Solicitation”) consents (the “Consents”) from the holders of the outstanding Notes (each, a “Holder” and collectively, the “Holders”) issued by the Issuers, to certain proposed amendments and waivers (the “Proposed Amendments and Waivers”) to the indenture (as heretofore amended and supplemented, the “Indenture”) dated January 7, 2005, by and among the Issuers and Wilmington Trust Company, as trustee (the “Trustee”), pursuant to which the Notes were originally issued, upon the terms and conditions set forth in this Consent Solicitation Statement (as it may be amended from time to time, this “Statement”) and in the accompanying Letter of Consent (as it may be amended from time to time, the “Letter of Consent”).

HOLDERS WHO DESIRE TO RECEIVE THE CONSENT PAYMENT (AS DEFINED BELOW) MUST VALIDLY CONSENT TO THE PROPOSED AMENDMENTS AND WAIVERS ON OR PRIOR TO 11:59 P.M., NEW YORK CITY TIME, ON JUNE 24, 2005, UNLESS EXTENDED BY THE ISSUERS (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “CONSENT DATE”).  CONSENTS MAY BE REVOKED AT ANY TIME ON OR PRIOR TO 11:59 P.M., NEW YORK CITY TIME, ON JUNE 24, 2005, IF AT LEAST ONE DAY PRIOR TO SUCH DATE THE ISSUERS HAVE MADE A PUBLIC ANNOUNCEMENT (BY PRESS RELEASE) THAT THEY HAVE RECEIVED THE REQUISITE CONSENTS (AS DEFINED BELOW), OR ON THE FIRST DATE THEREAFTER AT LEAST ONE DAY PRIOR TO WHICH THE ISSUERS HAVE RECEIVED THE REQUISITE CONSENTS AND HAVE MADE A PUBLIC ANNOUNCEMENT (BY PRESS RELEASE) REGARDING SUCH RECEIPT (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “WITHDRAWAL DATE”).  CONSENTS MAY NOT BE REVOKED AFTER THE WITHDRAWAL DATE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED HEREIN.

Subject to the terms and conditions set out in this Statement and the Letter of Consent, each Holder as of 5:00 p.m., New York City Time, on June 10, 2005 (the “Record Date”), who consents to the Proposed Amendments and Waivers prior to the Consent Date and does not revoke such consent prior to the Withdrawal Date will receive an amount in cash equal to 9% of the principal amount of Notes outstanding on the Record Date as to which Consents are validly delivered and not withdrawn (such Notes, “Consenting Record Date Notes”) plus 9% of the principal amount of any additional Notes issued in lieu of interest in respect of Consenting Record Date Notes ($90 per $1,000 principal amount of Consenting Record Date Notes plus $90 per $1,000 principal amount of Notes issued in lieu of interest in respect of Consenting Record Date Notes) (the “Consent Payment”).  Adoption of the Proposed Amendments and Waivers to the Indenture requires the Consents of the Holders of at least a majority of the then aggregate outstanding principal amount of Notes, excluding for such purposes any Notes owned by the Issuers or any of their affiliates (the “Requisite Consents”).  As of the date of this Statement, $8.0 million of the Notes were held by affiliates of the Issuers.  The Consent Payment will be payable upon the effective date of the Proposed Amendments and Waivers.

In the event that the Solicitation is withdrawn or otherwise not completed, the Consent Payment will not be paid or become payable to Holders who have validly delivered Consents in connection with the Solicitation.  In any such event, the Proposed Amendments and Waivers to the Indenture will not become operative.

The Solicitation Agent for the Solicitation is:

CREDIT	FIRST
SUISSE	BOSTON

June 13, 2005

The Issuers are making the Solicitation in connection with the proposed sale (the “Sale”) of all of the issued and outstanding equity interests of Norcross Safety Products L.L.C. (“Norcross”), a wholly-owned subsidiary of the Company, and Holdings Capital Corp. to Safety Products Holdings, Inc. (“Buyer”) pursuant to a Purchase and Sale Agreement entered into as of May 20, 2005 by and among the Company, Norcross and Buyer (the “Purchase and Sale Agreement”).  The primary purpose of the Solicitation and the Proposed Amendments and Waivers is to amend the Indenture to permit the Sale, the incurrence of indebtedness, which is expected to be new notes, the distribution of the proceeds of such indebtedness along with certain funds received or deemed received from Norcross and to waive certain of the Company’s obligations under the Indenture in connection with the Sale.  See Item 1, “Purpose of the Solicitation.”

This Statement and the accompanying Letter of Consent contain or incorporate by reference important information that should be read before any decision is made with respect to the Solicitation.

The Issuers and the Trustee under the Indenture intend to execute a supplemental indenture (the “Supplemental Indenture”) to the Indenture providing for the Proposed Amendments and Waivers on or promptly after the Consent Date and following receipt of the Requisite Consents.  Although the Supplemental Indenture will be executed on or promptly following the Consent Date, the Proposed Amendments and Waivers to the Indenture will not become effective until immediately prior to the consummation of the Sale and will cease to be effective if the Sale is not consummated.  The Proposed Amendments and Waivers to the Indenture are being presented as one proposal.  Consequently, the delivery of Consents by a Holder will constitute a consent to all of the Proposed Amendments and Waivers to the Indenture.  Accordingly, Consents purporting to consent to only certain of the Proposed Amendments or the Waivers will not be valid.

If the Proposed Amendments and Waivers to the Indenture becomes effective, each Holder will be subject to the terms of the Indenture as modified by the Supplemental Indenture, whether or not such Holder consented to the Proposed Amendments and Waivers.

Holders who validly deliver Consents pursuant to the Solicitation on or prior to the Consent Date may revoke such Consents at any time on or prior to the Withdrawal Date.  For a revocation of Consents to be valid, such revocation must comply with the procedures set forth in Item 7, “Revocation of Consents.”  If, prior to the Withdrawal Date, the Solicitation is amended in a manner determined by the Issuers, in their sole discretion, to constitute a material adverse change to the Holders, the Issuers promptly will disclose such amendment and, if necessary, extend the Withdrawal Date for a period deemed by the Issuers to be adequate to permit Holders to deliver or revoke their Consents.

Notwithstanding any other provision of the Solicitation, the Issuers’ obligation to make Consent Payments for Consents validly delivered on or prior to the Consent Date pursuant to the Solicitation is conditioned upon (i) the receipt of the Requisite Consents and execution of the Supplemental Indenture providing for the Proposed Amendments and Waivers (the “Supplemental Indenture Condition”), and (ii) the consummation of the Sale on or prior to August 5, 2005 (the “Sale Condition”).  The Issuers, in their sole discretion, may waive any of the conditions of the Solicitation in whole or in part, at any time or from time to time, except that the receipt of the Requisite Consents is required by the Indenture for approval of the Proposed Amendments and Waivers and may not be waived.  See Item 8, “Conditions to the Solicitation.”

THIS STATEMENT HAS NOT BEEN FILED WITH OR REVIEWED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY JURISDICTION, NOR HAS ANY SUCH COMMISSION OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS STATEMENT.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

NEITHER THE ISSUERS, THE TABULATION AGENT (AS DEFINED BELOW), THE TRUSTEE, THE SOLICITATION AGENT, THE INFORMATION AGENT (AS DEFINED BELOW) NOR ANY OF THEIR RESPECTIVE AFFILIATES MAKE ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD DELIVER CONSENTS IN RESPONSE TO THE SOLICITATION.  EACH HOLDER MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO DELIVER CONSENTS AND, IF SO, AS TO HOW MANY CONSENTS TO DELIVER.

TABLE OF CONTENTS

IMPORTANT INFORMATION

WHERE YOU CAN FIND MORE INFORMATION

CERTAIN INFORMATION INCORPORATED BY REFERENCE

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

SUMMARY

THE ISSUERS

THE SOLICITATION

1.	Purpose of the Solicitation

2.	Terms of the Solicitation

3.	Certain Significant Considerations

4.	Proposed Amendments and Waivers

5.	Acceptance of Consents

6.	Procedures for Delivering Consents

7.	Revocation of Consents

8.	Conditions to the Solicitation

9.	Certain U.S. Federal Income Tax Consequences.

10.	The Solicitation Agent, the Information Agent and the Tabulation Agent

11.	Fees and Expenses

12.	Source and Amount of Funds

13.	Miscellaneous

ANNEX A: THE PROPOSED AMENDMENTS AND WAIVERS

ANNEX B: MATERIAL CONDITIONS TO THE SALE

IMPORTANT INFORMATION

Any Holder desiring to deliver Consents pursuant to the Solicitation should complete and sign the Letter of Consent (or a manually signed facsimile thereof) in accordance with the instructions therein, have the signature thereon guaranteed (if required by Instruction 1 of the Letter of Consent) and send or deliver such manually signed Letter of Consent (or a manually signed facsimile thereof), together with any other required documents to D.F. King & Co., Inc., as Tabulation Agent (the “Tabulation Agent”), at its address set forth on the back cover of this Statement.  See Item 6, “Procedures for Delivering Consents.”  A beneficial owner who has Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if that beneficial owner desires to deliver Consents for Notes so registered.

Holders will not be obligated to pay brokerage fees or commissions or the fees and expenses of the Solicitation Agent, the Information Agent or the Tabulation Agent.  See Item 10, “The Solicitation Agent, the Information Agent and the Tabulation Agent.”  Questions and requests for assistance may be directed to D.F. King & Co., Inc., as Information Agent (the “Information Agent”), or the Solicitation Agent at their respective addresses and telephone numbers set forth on the back cover of this Statement.  Additional copies of this Statement, the Letter of Consent and other related materials may be obtained from the Information Agent.  Beneficial owners may also contact their brokers, dealers, commercial banks, trust companies or other nominees through which they hold the Notes with questions and requests for assistance.

This Statement does not constitute a solicitation of consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such a solicitation under applicable securities or “blue sky” laws.  The delivery of this Statement shall not under any circumstances create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date hereof or thereof, or that there has been no change in the information set forth or incorporated by reference herein or in any attachments hereto or in the affairs of the Issuers or any of their respective subsidiaries or affiliates since the date hereof or thereof.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS STATEMENT AND, IF GIVEN OR MADE, THAT INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS, THE SOLICITATION AGENT, THE INFORMATION AGENT OR THE TABULATION AGENT.

WHERE YOU CAN FIND MORE INFORMATION

The Company is required to file reports and other information with the Securities and Exchange Commission (the “SEC”).  Such reports and other information can be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  The SEC maintains an internet site at http://www.sec.gov that contains reports and information statements and other information regarding issuers that file electronically with the SEC, including the Company.

CERTAIN INFORMATION INCORPORATED BY REFERENCE

The Company is “incorporating by reference” into this Statement specified information contained in documents that it has filed with the SEC.  The information incorporated by reference is considered to be part of this Statement.  The Company incorporates the following into this Statement:

•              its Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2005; and

•              its Current Report on Form 8-K filed on May 26, 2005.

All documents and reports filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Statement and on or prior to the date of the consummation of the Sale shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports.  Additionally, any current report on Form 8-K that the Company subsequently furnishes to the SEC which is expressly identified as being incorporated by reference into this Statement shall be deemed to be incorporated by reference into this Statement.  Any statement contained in this Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Statement to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Statement.

The Information Agent will provide without charge to each person to whom this Statement is delivered, upon the written request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents, which are not specifically incorporated by reference herein.  Requests should be directed to the Solicitation Agent or the Information Agent at their respective addresses set forth on the back cover page hereof.  The information relating to the Company contained in this Statement does not purport to be complete and should be read together with the information contained in the incorporated documents.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Statement, and the documents incorporated by reference or referred to herein, contains forward-looking statements.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  They use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will,” “will continue,” “will likely result,” “would” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.  You should read statements that contain these words carefully because they discuss the Company’s future expectations, contain projections of the Company’s future results of operations or of its financial position or state other “forward-looking” information.

Although the Company believes that its expectations are based on reasonable assumptions, actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to, the following risks and uncertainties:

iv

•                  the retention of critical employees;

•                  the Company’s high degree of leverage and significant debt service obligations;

•                  the impact of current and future laws and governmental regulations affecting the Company or its product offerings;

•                  the impact of governmental spending;

•                  the Company’s ability to retain existing customers, maintain key supplier status with those customers with which it has achieved such status and obtain new customers;

•                  the highly competitive nature of the personal protection equipment industry;

•                  any future changes in management;

•                  acceptance by consumers of new products developed or acquired by the Company;

•                  the importance and costs of product innovation;

•                  unforeseen problems associated with international sales, including gains and losses from foreign currency exchange and restrictions on the efficient repatriation of earnings;

•                  the unpredictability of patent protection and other intellectual property issues;

•                  cancellation of current orders;

•                  the outcome of pending product liability claims and the availability of indemnification for those claims;

•                  general risks associated with the personal protection equipment industry; and

•                  risks associated with the Solicitation, including:

•      the possibility that the Sale may not occur due to failure of the parties to satisfy the closing conditions in the Purchase and Sale Agreement; and

•      the failure to obtain the Requisite Consents.

As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included, or incorporated by reference, in this Statement or that may be made elsewhere from time to time by, or on behalf of, the Company.

Forward-looking statements speak only as of the date of this Statement.  All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements included in this document.  Except as required under federal securities laws and the rules and regulations of the SEC, the Company does not have any intention to update any forward-looking statements to reflect events or circumstances arising after the date of this Statement, whether as a result of new information, future events or otherwise.

v

SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Statement and the Letter of Consent. Capitalized terms have the meanings assigned to them elsewhere in this Statement.

The Issuers	NSP Holdings L.L.C. and NSP Holdings Capital Corp.

The Notes	The $100,000,000 outstanding principal amount of the Issuers’ 11 3/4% Senior Pay in Kind Notes Due 2012 issued under the Indenture and any additional Notes issued in lieu of interest payments thereon.

Purpose of the Solicitation

The Solicitation is being made in connection with the proposed sale of all of the issued and outstanding equity interests of Norcross and Holdings Capital Corp. to Buyer.  The primary purpose of the Solicitation and the Proposed Amendments and Waivers is to amend the Indenture to permit the Sale, the incurrence of indebtedness, which is expected to be new notes, the distribution of the proceeds of such indebtedness along with certain funds received or deemed received from Norcross and to waive certain of the Company’s obligations under the Indenture in connection with the Sale.  See Item 1, “Purpose of the Solicitation.”

The Solicitation

Upon the terms and subject to the conditions described herein, the Issuers are soliciting the Consents of Holders to the Proposed Amendments and Waivers to the Indenture.  Each Holder who consents to the Proposed Amendments and Waivers on or prior to the Consent Date (and does not revoke such consent on or prior to the Withdrawal Date) shall be entitled to a Consent Payment in the amount of 9% of the principal amount of Consenting Record Date Notes plus 9% of the principal amount of any additional Notes issued in lieu of interest in respect of Consenting Record Date Notes ($90 per $1,000 principal amount of Consenting Record Date Notes plus $90 per $1,000 principal amount of Notes issued in lieu of interest in respect of Consenting Record Date Notes).  For purposes of the Solicitation, Consents delivered to the Tabulation Agent will be deemed to have been accepted by the Issuers if, as and when the Supplemental Indenture is executed.

Consent Payment

9% of the principal amount of Consenting Record Date Notes plus 9% of the principal amount of any additional Notes issued in lieu of interest in respect of Consenting Record Date Notes ($90 per $1,000 principal amount of Consenting Record Date Notes plus $90 per $1,000 principal amount of Notes issued in lieu of interest in respect of Consenting Record Date Notes).  The Consent Payment will not be due and payable unless and until the Supplemental Indenture becomes effective and the Sale is consummated.

Consent Date	To receive the Consent Payment with respect to the Notes you must consent to the Proposed Amendments and Waivers by 11:59 P.M., New York City time, on June 24, 2005, unless extended.

Requisite Consents	The consent of Holders of at least a majority in aggregate principal amount of the then outstanding Notes, excluding for such purposes any Notes owned by the Issuers or any of their affiliates.

Record Date	5:00 p.m., New York City time, on June 10, 2005.

Conditions to the Solicitation	The Solicitation is conditioned upon the satisfaction or waiver of the Supplemental Indenture Condition and the Sale Condition. See Item 8, “Conditions to the Solicitation.”

Procedures for Delivering Consents

See Item 6, “Procedures for Delivering Consents.”  For further information, call the Solicitation Agent or the Information Agent at the telephone numbers set forth on the back cover of this Statement or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Proposed Amendments and Waivers

The Proposed Amendments and Waivers will amend the Indenture to permit the Sale, the incurrence of indebtedness, which is expected to be new notes, the distribution of the proceeds of such indebtedness along with certain funds received or deemed received from Norcross and waive certain of the Company’s obligations under the Indenture in connection with the Sale.  The Proposed Amendments and Waivers will be contained in the Supplemental Indenture.  Although the Supplemental Indenture will be executed on or promptly after the Consent Date and following receipt of the Requisite Consents, the Proposed Amendments and Waivers will not become effective until immediately prior to the consummation of the Sale and will cease to be effective if the Sale is not consummated.  See Item 4, “Proposed Amendments and Waivers.”

Consequences to Non-Consenting Holders

If the Proposed Amendments and Waivers to the Indenture become effective, each Holder will be subject to the terms of the Indenture as modified by the Supplemental Indenture, whether or not such Holder consented to the Proposed Amendments and Waivers.

Withdrawal Rights

Consents delivered pursuant to the Solicitation on or prior to the Withdrawal Date may be withdrawn at any time on or prior to 11:59 P.M., New York City time, on the Withdrawal Date, in accordance with the procedures described herein.  Consents delivered subsequent to the Withdrawal Date may not be withdrawn, except in the limited circumstances described herein.  See Item 7, “Revocation of Consents.”

Certain Tax Considerations	See Item 9, “Certain U.S. Federal Income Tax Consequences” for a discussion of certain U.S. federal income tax consequences of the Solicitation.

Significant Considerations	See Item 3, “Certain Significant Considerations” for a discussion of certain factors that you should consider in evaluating the Solicitation.

The Solicitation Agent, the Information Agent and the Tabulation Agent

Credit Suisse First Boston LLC has been retained as Solicitation Agent in connection with the Solicitation.  In such capacity, the Solicitation Agent may contact Holders regarding the Solicitation and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Statement and related materials to beneficial owners of Notes.  The Information Agent and the Tabulation Agent in connection with the Solicitation is D.F. King & Co., Inc.  The respective addresses and telephone numbers of the Solicitation Agent, the Information Agent and the Tabulation Agent are set forth on the back cover of this Statement.

THE ISSUERS

The Company is a leading designer, manufacturer and marketer of branded products in the personal protection equipment industry.  The Company manufactures and markets a full line of personal protection equipment for workers in the general industrial, fire service and utility/high voltage industries.  The Company’s broad product offering includes, among other things, respiratory protection, protective footwear, hand protection, bunker gear and linemen equipment for utility workers.  The Company is one of the largest participants in the personal protection equipment industry with approximately 2,700 employees in 29 facilities worldwide.  The Company markets and sells its products through three distinct sales forces dedicated to its target segments.  Approximately 81% of the Company’s net sales in 2004 were to customers in North America, with the remainder to customers primarily in Europe and Africa.  The Company’s customers are primarily specialty industrial, fire service and utility distributors.

The Company is a limited liability company organized under the State of Delaware.  Holdings Capital Corp. is a Delaware corporation and a subsidiary of the Company.

THE SOLICITATION

This Statement, including the documents incorporated by reference herein, and the related Letter of Consent contain important information that you should read carefully before making any decision with respect to the Solicitation.

1.             Purpose of the Solicitation.

The Issuers are making the Solicitation in connection with the Sale of all of the issued and outstanding equity interests of Norcross and Holdings Capital Corp. to Buyer.  The Solicitation is being made upon the terms and subject to the conditions set forth in this Statement and the accompanying Letter of Consent.

Under the Purchase and Sale Agreement, Buyer will purchase all the issued and outstanding equity interests of Norcross and Holdings Capital Corp. from Holdings.  Buyer is a Delaware corporation that was formed by affiliates of Odyssey Investment Partners Fund III, LP for the purposes of completing the Sale.  Buyer will own all the equity interests of Norcross and Holdings Capital Corp. as well as assume the obligations of Holdings and Holdings Capital Corp. under the Indenture when the Sale is consummated.  The Sale remains subject to certain conditions including, but not limited to, the conditions described in Annex B to this Statement.  Subject to the satisfaction or waiver of these conditions, Buyer expects the Sale will close in the third quarter of 2005.  The Proposed Amendments and Waivers will not become effective until immediately prior to the consummation of the Sale and will cease to be effective if the Sale is not consummated.

In connection with the Sale and in accordance with financing commitments received as of the date hereof, Buyer expects Norcross to enter into a new senior secured credit facility, which is expected to include approximately $87.3 million in term loan facilities and approximately $40 million in revolving loan facilities.  Buyer expects to incur up to $25 million of additional indebtedness in connection with the Sale, which indebtedness is expected to be incurred as new notes, and use approximately $26 million of cash currently at Norcross to fund obligations in connection with the Sale.  Buyer and its affiliates will also make an equity investment in Norcross of approximately $110 million.  These financing transactions, or any alternative financing arrangements for equivalent amounts, are collectively referred to as the “Related Financing Transactions.”  The Company intends to use a portion of the cash received in connection with the Related Financing Transactions to make the Consent Payments.  In addition, proceeds from the Related Financing Transactions will be used to (i) discharge approximately $83.9 million of indebtedness under Norcross’ existing senior credit facility, (ii) pay the Company approximately $136.0 million for the outstanding equity interests of Norcross and Holdings Capital Corp., (iii) satisfy outstanding obligations of up to $3.5 million of other senior and subordinated indebtedness of Norcross, and (iv) pay certain anticipated fees and expenses of the transactions, including the Consent Payments, of approximately $26.0 million.

The primary purpose of the Solicitation and the Proposed Amendments and Waivers is to amend the Indenture to permit the Sale, the incurrence of indebtedness, which is expected to be new notes, the distribution of the proceeds of such indebtedness along with certain funds received or deemed received from Norcross and to waive certain of the Company’s obligations under the Indenture in connection with the Sale.

2.             Terms of the Solicitation.

Upon the terms and subject to the conditions of the Solicitation (including if the Solicitation is extended or amended, the terms of any such extension or amendment), the Issuers are soliciting Consents to the Proposed Amendments and Waivers to the Indenture.  The Issuers are offering to pay to each Holder who validly consents to the Proposed Amendments and Waivers on or prior to the Consent Date (and does not revoke such consent on or prior to the Withdrawal Date) a Consent Payment in cash equal to 9% of the principal amount of Consenting Record Date Notes plus 9% of the principal amount of any additional Notes issued in lieu of interest in respect of Consenting Record Date Notes ($90 per $1,000 principal amount of Consenting Record Date Notes plus $90 per $1,000 principal amount of Notes issued in lieu of interest in respect of Consenting Record Date Notes), with that payment to be made if, and only if, the Sale is consummated.  Consents delivered prior to the Withdrawal Date may be withdrawn at any time prior to the Withdrawal Date, but not thereafter, except in the limited circumstances described herein.  Adoption of the Proposed Amendments and Waivers to the Indenture requires receipt of the Requisite Consents.  The Proposed Amendments and Waivers are being presented as one proposal with respect to the Indenture.  Consequently, the delivery of Consents by a Holder will constitute a consent to all of the Proposed Amendments and Waivers.

The Issuers and the Trustee under the Indenture intend to execute a Supplemental Indenture providing for the Proposed Amendments and Waivers on or promptly after the Consent Date and following receipt of the Requisite Consents; provided, however, that the Proposed Amendments and Waivers with respect to the Indenture will not become effective until immediately prior to the consummation of the Sale.  If the Sale is not consummated, the Supplemental Indenture will cease to be effective, and no Consent Payment will be paid or payable with respect to the Solicitation.

Consent Payments to Holders who have validly consented to (and have not revoked on or prior to the Withdrawal Date such Consents to) the Proposed Amendments and Waivers on or prior to the Consent Date are conditioned upon, among other things, the consummation of the Sale pursuant to the terms of the Purchase and Sale Agreement.  Subject to applicable securities laws and the terms and conditions set forth in this Statement, the Issuers reserve the absolute right, in their sole discretion, (i) to waive any and all conditions to the Solicitation, except that the receipt of the Requisite Consents is required by the Indenture for approval of the Proposed Amendments and Waivers and may not be waived, (ii) to extend or terminate the Solicitation or (iii) to otherwise amend the Solicitation in any respect.  See Item 8, “Conditions to the Solicitation.”  Any extension, amendment or termination will be followed promptly by public announcement thereof.  Without limiting the manner in which any public announcement may be made, the Issuers shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or a similar organization.

If the Issuers make a material change in the terms of the Solicitation or the information concerning the Solicitation, the Issuers will disseminate additional offering materials and extend the Solicitation to the extent required by law.  If the Solicitation is amended on or prior to the Withdrawal Date in a manner determined by the Issuers in their sole discretion to constitute a material adverse change to the Holders, the Issuers promptly will disclose such amendment and, if necessary, extend the Withdrawal Date for a period deemed by the Issuers to be adequate to permit Holders to deliver or revoke their Consents.  In addition, the Issuers may, if they deem appropriate, extend the Withdrawal Date or the Solicitation for any other reason.

3.             Certain Significant Considerations.

You should consider carefully the following considerations, in addition to the other information described elsewhere in this Statement and the Letter of Consent, before deciding whether to participate in the Solicitation.

Effects of the Proposed Amendments and Waivers.  If the Proposed Amendments and Waivers become operative, the Notes will be subject to the terms of the Indenture as modified by the Supplemental Indenture.  As a result of the adoption of the Proposed Amendments and Waivers, the Indenture will be amended to permit the Sale, the incurrence of indebtedness, which is expected to be new notes, the distribution of the proceeds of such indebtedness along with certain funds received from Norcross and to waive certain of the Company’s obligations under the Indenture in connection with the Sale, including the change in control covenant, which obligates the Company to commence an offer to purchase the Notes at a price equal to 101% of the principal amount of the Notes in the event of a change in control (as defined in the Indenture).  Holders of the Notes would therefore not be entitled to the benefits of the change in control covenant in connection with the Sale.  See Item 4, “Proposed Amendments and Waivers.”

Tax Matters. See Item 9, “Certain U.S. Federal Income Tax Consequences” for a discussion of certain U.S. federal income tax consequences of the Solicitation.

4.             Proposed Amendments and Waivers.

The following is a brief description of the Proposed Amendments and Waivers and the effect of the Proposed Amendments and Waivers on the Indenture.  The Issuers qualify the description of the Proposed Amendments and Waivers set forth herein in its entirety by reference to Annex A hereto and the Indenture.  You can obtain copies of the Indenture without charge from the Information Agent at the address and telephone number set forth on the back cover of this document.

If a Holder delivers a Consent, such Holder will be consenting to the Proposed Amendments and Waivers to the Indenture.  The Proposed Amendments and Waivers would amend the Indenture to permit the incurrence of up to $25 million in of additional indebtedness in connection with the Sale, which indebtedness is expected to be incurred as new notes, and the distribution of the proceeds of such indebtedness, along with up to $30 million in cash received or deemed received from Norcross and up to $3 million in aggregate value of stock of North Safety Products, Inc. in connection with the Sale and would make certain other changes to fully reflect and effectuate the Proposed Amendments and Waivers, as well as a number of modifications of a technical or conforming nature, including the addition and deletion of certain definitions and cross-references.  The Proposed Amendments and Waivers would also amend the Indenture to clarify that the fees, costs and expenses incurred in effecting the Proposed Amendments and Waivers, the issuance of any new notes, or the incurrence of additional indebtedness in connection with the Sale and Norcross entering a new senior secured credit facility (including, without limitation, the Consent Payments, the amortization of any discount on any new notes and any write-off of deferred financing fees) would be excluded from the calculation of Consolidated Interest Expense and Consolidated Net Income (both as defined in the Indenture).  The original issue discount applicable to the Notes will also change to reflect the original issue discount applicable to any new notes issued in connection with the Sale, as more fully discussed in Item 9, “Certain U.S. Federal Income Tax Consequences.”

The Proposed Amendments and Waivers would also waive the Company’s obligation under the change in control covenant of the Indenture in connection with the Sale, which obligates the Company to commence an offer to purchase the Notes at a price equal to 101% of the principal amount of the Notes in the event of a change in control (as defined in the Indenture) and waive the Company’s obligation under part (c) of the limitation on consolidation, merger and sale of assets covenant, which would otherwise obligate the Company to be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Company Coverage Ratio Exception (as defined in the Indenture) after giving effect to the Sale in order for Buyer to assume the Issuers’ obligations thereunder.

The Proposed Amendments and Waivers constitute a single proposal and a consenting Holder must consent to such Proposed Amendments and Waivers as an entirety and may not consent selectively with respect to certain aspects of such Proposed Amendments and Waivers.  Pursuant to the terms of the Indenture, the Proposed Amendments and Waivers to the Indenture require the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes issued pursuant to the Indenture, excluding for such purposes any Notes owned by the Issuers or any of their affiliates.  As of the date of this Statement, the aggregate outstanding principal amount of Notes was $100 million, $92 million of which was held by Holders other than the Issuers or any of their affiliates.

If the Proposed Amendments and Waivers to the Indenture become effective, each Holder will be subject to the terms of the Indenture as modified by the Supplemental Indenture, whether or not such Holder consented to the Proposed Amendments and Waivers.  Accordingly, adoption of the Proposed Amendments and Waivers may have adverse consequences for Holders.

5.             Acceptance of Consents.

Upon the terms and subject to the conditions of the Solicitation (including, if the Solicitation is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, the Issuers will pay for all Consents validly delivered (and not revoked in accordance with the procedures set forth in Item 7, “Revocation of Consents”) pursuant to the Solicitation on or prior to the Consent Date.  Such payment will be made by the deposit with the Tabulation Agent of the Consent Payment in immediately available funds by the Issuers.  The Tabulation Agent will act as agent for consenting Holders for the purpose of receiving payment from the Issuers and transmitting such payment to consenting Holders.  Under no circumstances will interest on the Consent Payment be paid by the Issuers by reason of any delay on behalf of the Tabulation Agent in making such payment.  See Item 8, “Conditions to the Solicitation.”

In all cases, payment by the Tabulation Agent to Holders of the Consent Payment for Consents validly delivered on or prior to the Consent Date will be made only after timely receipt by the Tabulation Agent of (i) a properly completed and duly executed Letter of Consent (or a manually signed facsimile thereof) and (iii) any other documents required by the Letter of Consent, as applicable.

For purposes of the Solicitation, Consents delivered to the Tabulation Agent will be deemed to have been accepted by the Issuers if, as and when the Issuers and the Trustee execute the Supplemental Indenture to the Indenture, but the Consent Payment will not be payable unless and until the Sale has been consummated.

6.             Procedures for Delivering Consents.

The delivery of Consents (and subsequent acceptance by the Issuers) pursuant to one of the procedures set forth below will constitute a binding agreement between such Holder and the Issuers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Consent.

To effectively deliver a Consent, a properly completed Letter of Consent (or a manually signed facsimile thereof) duly executed by the Holder thereof, and any other documents required by the Letter of Consent, must be received by the Tabulation Agent at its address set forth on the back cover of this Statement on or prior to the Consent Date.  Letters of Consent should be sent only to the Tabulation Agent and should not be sent to the Issuers, the Information Agent, the Solicitation Agent or the Trustee.

If the Notes are registered in the name of a person other than the signer of a Letter of Consent, then, in order to deliver a Consent pursuant to the Solicitation, the Letter of Consent must be accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name or names of such Holder or Holders appear on the Notes, with the signature(s) on the instrument(s) of transfer guaranteed as provided below.  In the event such procedures are followed by a beneficial owner delivering Consents, the Holder or Holders of such Notes must sign a valid proxy pursuant to the Letter of Consent, because only registered Holders as of the date of delivery of the Letter of Consent are entitled to deliver Consents.

Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to deliver Consents should contact the registered Holder promptly and instruct such Holder to deliver Consents on such beneficial owner’s behalf.  A Letter of Instructions is enclosed in the solicitation materials provided along with this Statement, which may be used by a beneficial owner in this process to instruct the registered Holder to deliver Consents.  Any beneficial owner of Notes held through The Depository Trust Company (“DTC”) or its nominee, through authority granted by DTC, may direct the DTC participant through which that beneficial owner’s Notes are held in DTC to deliver Consents on that beneficial owner’s behalf.  If such beneficial owner wishes to deliver such Consents himself, such beneficial owner must, prior to completing and executing the Letter of Consent, either make appropriate arrangement to register ownership of the Notes in such beneficial owner’s name (if permitted) or otherwise follow the procedures described in the immediately preceding paragraph.  The transfer of record ownership (if permitted) may take considerable time.

Any Holder who holds such Notes through Clearstream Banking, societe anonyme (“Clearstream”) , or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), must also comply with the applicable procedures of Clearstream or Euroclear, as applicable, in connection with a delivery of Consents.  Both Clearstream and Euroclear are indirect participants in the DTC system.

Signature Guarantees.  Signatures on all Letters of Consent must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each a “Medallion Signature Guarantor”), unless the Consents delivered thereby are delivered (i) by a registered Holder (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed any of the boxes entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the Letter of Consent or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. (“NASD”) or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”).  See Instruction 3 of the Letter of Consent.  If Notes are registered in the name of a person other than the signer of the Letter of Consent, then the signature on the Letter of Consent must be guaranteed by a Medallion Signature Guarantor as described above.  See Instructions 1 and 3 of the Letter of Consent.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any delivery of Consents pursuant to any of the procedures described above will be determined by the Issuers in their sole discretion (whose determination shall be final and binding).  The Issuers expressly reserve the absolute right, in their sole discretion, subject to applicable law, to reject any or all deliveries of Consents determined by it not to be in proper form.  The Issuers also reserve the absolute right, in their sole discretion, subject to applicable law, to waive or amend any of the conditions of the Solicitation or to waive any defect or irregularity in any delivery of Consents by any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders.  The Issuers’ interpretation of the terms and conditions of the Solicitation (including the Letter of Consent) will be final and binding.  None of the Issuers, the Tabulation Agent, the Solicitation Agent, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in deliveries or will incur any liability for failure to give any such notification.  If the Issuers waive their right to reject a defective delivery of Consents, the Holder will be entitled to the Consent Payment.

The method of delivery of Consents, any required signature guarantees and all other required documents, is at the election and risk of the person delivering the Consent and, except as otherwise provided in the Letter of Consent, delivery will be deemed made only when actually received by the Tabulation Agent.  If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested and that the mailing be made sufficiently in advance of the Consent Date to permit delivery to the Tabulation Agent on or prior to such date.  In no event should a Holder tender or deliver certificates evidencing such Holder’s Notes.

7.             Revocation of Consents.

Consents may be revoked at any time on or prior to the Withdrawal Date, but not thereafter, except in the limited circumstances described below.  In the event of a termination of the Solicitation, the Proposed Amendments and Waivers contained in the Supplemental Indenture will not become operative.  If the Solicitation is amended on or prior to the Withdrawal Date in a manner determined by the Issuers, in their sole discretion, to constitute a material adverse change to the Holders, the Issuers promptly will disclose such amendment and, if necessary, extend the Withdrawal Date for a period deemed by the Issuers to be adequate to permit Holders to deliver or revoke their Consents.  In addition, the Issuers may, if they deem appropriate, extend the Withdrawal Date or the Solicitation for any other reason.

For a revocation of Consents to be effective, a written or facsimile transmission notice of revocation must be received by the Tabulation Agent at its address set forth on the back cover of this Statement.  Any such notice of revocation of Consents must (i) specify the name of the person to which the revocation of Consents relates, (ii) identify the certificate number or numbers shown on the particular certificates evidencing the Notes to which the Consent relates and the aggregate principal amount represented by such Notes and (iii) be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Consent by which the Consent was given, or be accompanied by (x) documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person revoking such Consent and (y) a properly completed irrevocable proxy authorizing such person to effect such revocation on behalf of such Holder.

Any permitted revocation of Consents may not be rescinded, and any Consents revoked will be deemed not validly delivered for purposes of the Solicitation; provided, however, that validly revoked Consents may be re-delivered by again following one of the appropriate procedures described herein at any time on or prior to the Consent Date.

All questions as to the validity, form and eligibility (including time of receipt) of notices of revocation of Consents will be determined by the Issuers, in their sole discretion (whose determination shall be final and binding).  None of the Issuers, the Tabulation Agent, the Solicitation Agent, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of revocation of Consents, or incur any liability for failure to give any such notification.

8.             Conditions to the Solicitation.

Notwithstanding any other provisions of the Solicitation and in addition to (and not in limitation of) the Issuers’ rights to extend and/or amend the Solicitation, the Issuers may terminate the Solicitation if any of the Supplemental Indenture Condition or the Sale Condition shall not have been satisfied or waived by the Issuers or Buyer.

The Issuers’ obligation to make Consent Payments to each Holder who has validly consented to (and has not revoked on or prior to the Withdrawal Date such Consents to) the Proposed Amendments and Waivers on or prior to the Consent Date is conditioned upon the satisfaction or waiver of the Supplemental Indenture Condition and the Sale Condition.

The foregoing conditions to the Solicitation are for the sole benefit of the Issuers and may be asserted by the Issuers, in their sole discretion, regardless of the circumstances giving rise to any such condition (including any action or inaction by the Issuers) and may be waived by the Issuers as to the Solicitation, in whole or in part, at any time and from time to time, in the sole discretion of the Issuers, whether any other condition of the Solicitation is also waived, except that the receipt of the Requisite Consents is required by the Indenture for approval of the Proposed Amendments and Waivers and may not be waived.  The failure by the Issuers at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.  Any determination by the Issuers concerning the events described in this section shall be final and binding upon all persons.

9.             Certain Material U.S. Federal Income Tax Consequences.

The Internal Revenue Service (“IRS”) regulations require the Issuers to inform you that the discussion of U.S. tax considerations included in this Statement was written to support the solicitation of Consents.  This discussion was not intended or written to be used, and cannot be used, by any Holder for the purpose of avoiding penalties that the IRS might seek to impose on such Holder.  Each Holder should seek advice based upon such Holder’s circumstances from an independent tax advisor.

The following is a general discussion of certain of the anticipated material U.S. federal income tax consequences of the adoption of the Proposed Amendments and Waivers and the receipt of the Consent Payment.  This summary is based upon the relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.  This summary does not address all of the U.S. federal income tax consequences that may be relevant to a Holder in light of such Holder’s particular tax situation or to certain classes of Holders subject to a special treatment under the U.S. federal income tax laws (for example, dealers in securities, banks, insurance companies, expatriates, partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, regulated investment companies, real estate investment trusts, taxpayers subject to the alternative minimum tax, persons holding the Notes as part of a straddle, hedge or conversion transaction, and tax-exempt entities), nor does it address any aspect of gift, estate, state, local or foreign taxation.  This discussion is directed to Holders who hold their Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).  This discussion is for general information purposes only and is not intended to constitute legal advice.  Holders are urged to consult their own tax advisors regarding the tax consequences of the Proposed Amendments and Waivers and the receipt of the Consent Payment, including the application and effect of any gift, estate, applicable state, local, foreign income or other tax laws.

As used herein, the term “U.S. Holder” means a beneficial owner of the Notes that, for U.S. federal income tax purposes, is:  (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust with respect to which a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have authority to control all substantial decisions of the trust or a trust with a valid election in effect to be treated as a U.S. person.  A Non-U.S. Holder means a beneficial owner of the Notes that is, for U.S. federal income tax purposes, a nonresident alien individual or a corporation, trust or estate that is not a U.S. Holder.  If a partnership (or any entity treated as a partnership for U.S. federal income tax purposes) holds the Notes, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership.  Partners of partnerships holding the Notes are urged to consult their tax advisors.

U.S. Holders

Proposed Amendments and Waivers and Consent Payment.  If the adoption of the Proposed Amendments and Waivers and the payment of the Consent Payments were to constitute a “significant modification” of the Notes as defined in the Treasury regulations, U.S. Holders would be treated as participating in a deemed exchange of the Notes for the Consent Payments and “new” notes (for U.S. federal income tax purposes) reflecting the amended terms of the Notes.  The Issuers believe that a significant modification will result because the payment of the Consent Payments will increase the yield of the Notes over their remaining term by more than the greater of (a) ¼ of one percent (25 basis points) or (b) 5 percent of the current yield of the Notes.  Accordingly, the Issuers intend to treat the Proposed Amendments and Waivers and payment of the Consent Payments as resulting in a deemed exchange of the Notes for the Consent Payments and “new” notes (for U.S. federal income tax purposes) by U.S. Holders that receive a Consent Payment (“consenting U.S. Holders”).

The deemed exchange of the Notes for the “new” notes (for U.S. federal income tax purposes) should be treated as a taxable exchange for U.S. federal income tax purposes and the Consent Payment received by a consenting U.S. Holder should constitute part of the consideration paid in such deemed exchange for purposes of determining the amount of gain or loss realized in the exchange.  (Because the primary obligor under the Notes is classified as a partnership for federal income tax purposes whereas the primary obligor under the “new” notes (for U.S. federal income tax purposes) will be a corporation, the Issuers do not believe the exchange should be treated as a “recapitalization” for purposes of Section 368 and related provisions of the Code if the IRS were to claim that the exchange should be treated as a recapitalization under Section 368.)  However, the IRS could assert that the Consent Payment is a separate fee taxable as ordinary income and not part of the deemed exchange.  The Issuers believe that the Consent Payments should be treated as part of the consideration received in the deemed exchange of the Notes and the remainder of this disclosure assumes the correctness of that treatment.

A consenting U.S. Holder should recognize gain or loss, if any, equal to the difference between (a) the sum of the amount of the Consent Payment received and the “issue price” of the “new” notes (for U.S. federal income tax purposes) and (b) the consenting U.S. Holder’s adjusted tax basis in the Notes (although the IRS could assert that consenting U.S. Holders are not entitled to claim any loss realized in the deemed exchange).  Under applicable Treasury regulations, if a substantial amount of notes in an issuance is issued for cash, the “issue price” of all of the notes in the issuance will be the first price at which a substantial amount of the notes is sold for cash.   Because additional Notes will be issued for cash separately from, and contemporaneously with, the deemed exchange of Notes for “new” notes (for U.S. federal income tax purposes), if the portion of the additional Notes sold for cash is “substantial” within the meaning of the Treasury Regulations, the issue price of the “new” notes (for U.S. federal income tax purposes) received in the deemed exchange for the Notes will equal the initial price at which the additional Notes are sold for cash.  The Issuers expect that the portion of additional Notes issued for cash will be “substantial” within the meaning of the Treasury regulations.   Accordingly, the Issuers expect that the “issue” price of the “new” notes (for U.S. federal income tax purposes) will be the initial offering price of the additional Notes sold for cash, which the Issuers expect to be at a discount to par.

Subject to the discussion of market discount below, any recognized gain would be capital gain, which capital gain would be short-term capital gain.  A consenting U.S. Holder’s tax basis in the “new” notes (for U.S. federal income tax purposes) initially will equal the “issue” price of such notes.  A consenting U.S. Holder’s holding period for the “new” notes (for U.S. federal income tax purposes) will begin the day following the deemed exchange of Notes for “new” notes (for U.S. federal income tax purposes).

If a U.S. Holder purchased a Note other than at its original issuance, the Note may have market discount.  Market discount generally is the excess, if any, of the principal amount of the Note over the cost of the Note to the U.S. Holder (unless that amount is less than a specified de minimis amount, in which case market discount is treated as zero).  If a U.S. Holder has elected to include market discount in gross income currently, the amount of market discount a U.S. Holder includes or has included in income increases the U.S. Holder’s adjusted tax basis in the Note.  If a U.S. Holder acquired a Note at a market discount but has not made the election to include market discount in gross income currently, any gain realized by the U.S. Holder on the exchange of the Note pursuant to the Solicitation will be treated as ordinary income to the extent of the market discount that has accrued while the U.S. Holder held the Note, reduced by any portion of that amount that the U.S. Holder previously included in gross income.  Market discount will accrue ratably unless a U.S. Holder elects to accrue it on a constant yield basis.

The “new” notes (for U.S. federal income tax purposes) received by consenting U.S. Holders will be treated as having been “issued” with original issue discount (“OID”) in a deemed exchange of such consenting U.S. Holder’s Notes (for U.S. federal income tax purposes).  The difference between the “issue” price of the “new” notes (for U.S. federal income tax purposes) and their “stated redemption price at maturity” will constitute OID.  Because interest on the “new” notes (for U.S. federal income tax purposes) will not be required to be paid in cash (or property other than debt instruments of the issuer) at least annually, all of the interest on the “new” notes (for U.S. federal income tax purposes) will be included in the stated redemption price at maturity, and, thus, will constitute OID.  OID generally must be included in a consenting U.S. Holder’s income using a constant yield method without regard to the receipt of cash.  Consenting U.S. Holders are urged to consult their own tax advisers about the tax consequences of a deemed exchange of debt instruments.

Nonconsenting U.S. Holders.  If the adoption of the Proposed Amendments and Waivers alone were to constitute a “significant modification” of the Notes as defined in the Treasury Regulations, U.S. Holders that do not receive Consent Payments (“nonconsenting U.S. Holders,” and each referred to as a “nonconsenting U.S. Holder”) would be treated as participating in a deemed exchange of the Notes for “new” notes (for U.S. federal income tax purposes) reflecting the amended terms of the Notes.  The Issuers believe that (1) no significant modification will result because absent the receipt of the Consent Payment there will not be any material change in yield and (2) the Proposed Amendments and Waivers should not, standing alone, give rise to a material modification because they should be viewed as changes in customary accounting or financial covenants.  If this position is correct, then the nonconsenting U.S. Holders would be treated as continuing to own their existing Notes and would not be treated as having participated in a deemed exchange.

Information Reporting and Backup Withholding.  In general, information reporting requirements will apply to the Consent Payment paid to a U.S. Holder, other than an exempt recipient (such as a corporation).  A non-corporate consenting U.S. Holder may be subject to backup withholding currently at the rate of 28% unless such Holder (a) comes within certain exempt categories and, when required, demonstrates such exemption, or (b) provides a taxpayer identification number, makes appropriate certifications concerning such Holder’s entitlement to exemption, and otherwise complies with applicable requirements of the backup withholding rules.

The amount of any backup withholding from a payment to a consenting U.S. Holder will be allowed as a credit against such Holder’s United States federal income tax liability and may entitle such Holder to a refund if the backup withholding results in an overpayment of federal income tax, provided that the required information is timely furnished to the IRS.  See the instructions with respect to backup withholding in the accompanying Letter of Consent.

Non-U.S. Holders

Proposed Amendments and Waivers and Consent Payment.  As noted above in “U.S. Holders – Proposed Amendments and Waivers and Consent Payment,” the payment of the Consent Payment to a Non-U.S. Holder (a “consenting Non-U.S. Holder”) likely will result in a deemed exchange of Notes for “new” notes (for U.S. federal income tax purposes).  A Non-U.S. Holder generally will be exempt from U.S. federal income tax on any gain realized on such deemed exchange unless:

(a)                                  such gain is effectively connected with the conduct of a trade or business in the United States (and, if a tax treaty applies, such gain is attributable to a permanent establishment in the U.S.) in which case such gain will be taxed on a net basis in generally the same manner as a U.S. Holder would be taxed (and, in the case of a corporate consenting Non-U.S. Holder, an additional branch profits tax equal to 30% of the Holder’s “effectively connected earnings and profits” may apply (unless such tax is reduced or eliminated by an applicable treaty rate)) or

(b)                                 in the case of a consenting Non-U.S. Holder that is an individual, such consenting Non-U.S. Holder is present in the United States for 183 days or more during the taxable year in which such sale, exchange, or other disposition occurs (and certain other conditions are met), in which case, unless a treaty applies, the consenting Non-U.S. Holder generally will be subject to a 30% tax on the excess, if any, of such gain plus all other U.S. source capital gains recognized during the same taxable year over the consenting Non-U.S. Holder’s U.S. source capital losses recognized during such taxable year.

As discussed above under “U.S. Holder – Proposed Amendments and Waivers and Consent Payment,” the Proposed Amendments and Waivers are not expected to result in a deemed exchange of Notes for “new” notes (for U.S. federal income tax purposes).  Accordingly, a Non-U.S. Holder who does not receive a Consent Payment generally will be treated as continuing to own their existing Notes and would not be treated as having participated in a deemed exchange.

Information Reporting and Backup Withholding.  Consenting Non-U.S. Holders generally will not be subject to information reporting or backup withholding (currently at the rate of 28%) if the consenting Non-U.S. Holder delivers a properly executed Form W-8ECI or W-8BEN or otherwise establishes that it is not a U.S. person in accordance with applicable procedures.

10.          The Solicitation Agent, the Information Agent and the Tabulation Agent.

Solicitation Agent.  Credit Suisse First Boston LLC has been engaged to act as Solicitation Agent in connection with the Solicitation.  In such capacity, the Solicitation Agent may contact Holders regarding the Solicitation and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Statement and related materials to beneficial owners of Notes.

Buyer has agreed to indemnify the Solicitation Agent against certain liabilities, including certain liabilities under the federal securities laws.

The Solicitation Agent and its respective affiliates have provided and will continue to provide investment banking and commercial banking services to Buyer, the Issuers and their respective affiliates.

At any given time, the Solicitation Agent may trade the Notes for its own account or for the accounts of its customers and, accordingly, may hold a long or short position in the Notes.

Any Holder that has questions concerning the terms of the Solicitation may contact the Solicitation Agent at the address and telephone numbers set forth on the back cover of this Statement.

Information Agent.  D.F. King & Co., Inc. has been appointed the Information Agent for the Solicitation.  Questions and requests for assistance or additional copies of this Statement or the Letter of Consent may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Statement.  Holders may also contact the Solicitation Agent at the address and telephone numbers set forth on the back cover of this Statement or their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Solicitation.

Tabulation Agent.  D.F. King & Co., Inc. has been appointed as Tabulation Agent for the Solicitation.  Consents and all correspondence in connection with the Solicitation should be sent or delivered by each Holder or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the Tabulation Agent at the address and telephone number set forth on the back cover of this Statement.

11.          Fees and Expenses.

Buyer will pay the Solicitation Agent, the Tabulation Agent and the Information Agent reasonable and customary fees for their respective services and will reimburse them for their respective reasonable out-of-pocket expenses in connection therewith.  Buyer will pay brokerage firms and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Statement and related materials to the beneficial owners of the Notes.

In connection with the Solicitation, directors and officers of affiliates of the Issuers may solicit consents by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods.  These directors and officers will not be specifically compensated for these services.

12.          Source and Amount of Funds.

If all Holders deliver Consents by the Consent Date and such Consents are not withdrawn by the Withdrawal Date, the total amount of funds required by the Issuers to pay the Consent Payments, as well as other costs and expenses related to the Solicitation, is estimated to be approximately $11 million plus an amount equal to 9% of the principal amount of any additional Notes issued in lieu of interest in respect of Consenting Record Date Notes.  The Issuers intend to use a portion of the cash received in connection with the Related Financing Transactions to make the Consent Payments and to pay the other costs and expenses related to the Solicitation.

13.          Miscellaneous.

This Statement does not constitute a solicitation of consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such a solicitation under applicable securities or “blue sky” laws.  If the Issuers become aware of any jurisdiction in which the making of the Solicitation would not be in compliance with applicable law, the Issuers will make a good faith effort to comply with any such law.  If, after such good faith effort, the Issuers cannot comply with any such law, the Solicitation will not be made to (nor will deliveries of Consents be accepted from or on behalf of) the owners of Notes residing in such jurisdiction.  No person has been authorized to give any information or make any representation on behalf of the Issuers not contained in this Statement or in the Letter of Consent and, if given or made, such information or representation must not be relied upon as having been authorized.

In order to deliver a Consent, a Holder should send or deliver a properly completed and signed Letter of Consent (or a manually signed facsimile thereof) and any other required documents to the Tabulation Agent at one of its addresses set forth below.  Any questions or requests for assistance or additional copies of this Statement or the Letter of Consent may be directed to the Information Agent at the telephone numbers and address listed below.  A Holder may also contact the Solicitation Agent at the telephone numbers and address listed below or such Holder’s broker, dealer, commercial bank or trust company or nominee for assistance concerning the Solicitation.

The Tabulation Agent and the Information Agent for the Solicitation is:

D.F. KING & CO., INC.

By Regular, Registered or Certified	For Information Call Toll Free:	By Facsimile Transmission
Mail,		(for Eligible Institutions Only):
By Hand or Overnight Delivery		(212) 809-8838
	+1 (800) 669-5550	ATTN: Elton Bagley
48 Wall Street
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(U.S.)

Annex A

The Proposed Amendments

The following is a description of the Proposed Amendments and the effect of the Proposed Amendments on the Indenture.  This description is subject to, and qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA.

If the Proposed Amendments become operative, the provisions set forth below will be deleted, added or amended as indicated.  All capitalized terms have the meanings assigned to them in the Indenture.  Please refer to the Indenture for a full description of the covenants, provisions and defined terms.  THE FOLLOWING SECTIONS OF THE INDENTURE WILL BE AMENDED AS SET FORTH BELOW; DELETED TEXT IS REPRESENTED BY ~~STRIKETHROUGH~~ FORMATTING AND ADDED TEXT IS REPRESENTED BY BOLD AND SINGLE UNDERSCORED FORMATTING.

Section 1.01 of the Indenture.  Definitions.

A “Change of Control” means the occurrence of one or more of the following events:

(1) any Person (including a Person’s Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner (directly or indirectly) (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the total voting or economic power directly or indirectly of the Common Stock of the Company; or

(2) any Person (including a Person’s Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner (directly or indirectly) of more than 35% of the total voting power of the Common Stock of the Company; provided, that this clause (2) will not constitute a “Change of Control” if (i) no Permitted Holder has sold, transferred or otherwise disposed of more than 50% of the Common Stock of the Company owned (directly or indirectly) by it on the Issue Date (other than to another Permitted Holder), (ii) the Permitted Holders beneficially own in the aggregate (directly or indirectly) a greater percentage of the total voting power (directly or indirectly) of the Common Stock of the Company than such other Person and (iii) the Permitted Holders have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; or

(3) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Common Stock of the Company would be converted into cash, securities or other property, other than a merger or consolidation of such issuer in which the beneficial owners of the Common Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger; or

(4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company has been approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of the Company; or

(5) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Indenture); or

(6) to the extent there are any outstanding Existing Norcross Notes, a “Change of Control” (as defined in the Existing Norcross Indenture) shall have occurred; or

(7) the failure at any time by the Company to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, 100% of the Capital Stock of Norcross (except to the extent Norcross is merged with and into the Company in accordance with the terms of this Indenture)~~.~~;

provided, that notwithstanding anything to the contrary in this definition, the 2005 Sale Transaction shall not constitute a “Change of Control”.

~~“CIBC” means CIBC WMV Inc. and CIBC Co-Investment Merchant Fund 2, L.L.C. and their respective Affiliates, collectively.~~

~~“CIBC/Argosy Group” means CIBC, Caravelle Private Investment Corporation, Caravelle Norcross Investment Corporation and Argosy and their respective Affiliates, collectively.~~

“Consolidated Interest Expense” means, with respect to any Person, for any period, (a) the aggregate amount of interest that, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis, including, but not limited to,

(1)           imputed interest included in Capitalized Lease Obligations;

(2)           all net commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(3)           the net effect of all payments made or received pursuant to Hedging Obligations;

(4)           amortization of other financing fees and expenses;

(5)           the interest portion of any deferred payment obligation;

(6)           amortization of discount or premium (other than original issue discount deemed to apply to the Notes issued on the Issue Date as a result of the 2005 Sale Transaction and related transactions), if any; and

(7)           all other non-cash interest expense (other than (A) interest amortized to cost of sales, (B) one-time write-offs of debt issuance costs and (C) accretion of any unpaid yield on the Company’s Preferred Stock), plus, without duplication,

(b)           all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus the amount of all dividends or distributions paid on Disqualified Stock (other than dividends paid or payable in shares of Capital Stock of the Company), less the amortization of deferred financing costs associated therewith.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that

(1)           the Net Income of any Person (the “other Person”) in which the Person in question or any of its Subsidiaries has less than a 100% interest, if such interest does not cause the net income of such other

Person to be consolidated into the net income of the Person in question in accordance with GAAP, shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or the Subsidiary;

(2)           the Net Income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions, other than pursuant to the Notes or this Indenture or as otherwise permitted under Section 4.17, shall be excluded to the extent of such restriction or limitation (except that (i) amounts actually paid to the Company prior to the effectiveness of the restriction or limitation shall not be excluded and (ii) amounts that are subject to restrictions that are permitted under Section 4.17(i) shall not be excluded);

(3)           any net gain or loss resulting from an Asset Sale (without regard to the $1.0 million limitation set forth in the definition thereof) by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded;

(4)           extraordinary, unusual or nonrecurring gains and losses, including any related tax effects on the Company, shall be excluded (including, without limitation, (i) severance, relocation and other non-recurring restructuring costs, (ii) any non-recurring costs and expenses incurred in connection with the offering of the Notes and the transactions contemplated in connection therewith ~~and~~, (iii) gains or losses from the sale of North Safety Products (Africa) (Pty) Ltd. and its Subsidiaries) and (iv) any extraordinary, unusual or non-recurring costs and expenses incurred in connection with the 2005 Sale Transaction);

(5)           income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded;

(6)           in the case of an acquiree of the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets shall be excluded;

(7)           the cumulative effect of a change in GAAP shall be excluded;

(8)           non-cash charges relating to employee benefit or other management compensation plans of the Company or any of its Restricted Subsidiaries or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of the Company or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period or any non-cash expense representing accrued unpaid yield on the Company’s Preferred Stock), in each case, to the extent that such non-cash charges are deducted in computing such Consolidated Net Income will be excluded;

(9)           any reversal pursuant to GAAP of an accrual of or reserve for cash expenses that were deducted in computing Consolidated Net Income under clause (8) above will be included; ~~and~~

(10)         the payments made to members of the Company’s management as of the Issue Date in an amount not to exceed $4.2 million will be excluded~~.~~; and

(11)         any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness in connection with the 2005 Sale Transaction shall be excluded.

“GEPT” means General Electric Pension Trust and its Affiliates.

“~~John Hancock” means John Hancock Life Insurance Company and Hancock Mezzanine Partners L.P. and their respective Affiliates.~~

Odyssey” means Odyssey Investment Partners Fund III, LP and its Affiliates..

“Permitted Holders” means ~~the CIBC/Argosy Group, CIVC and John Hancock.~~Odyssey and GEPT.

“Permitted Indebtedness” means

(1)           Indebtedness of the Company or any Restricted Subsidiary of the Company arising under or in connection with the Senior Credit Facility in an amount at any time outstanding not to exceed $140.0 million in aggregate principal amount, of which up to C$10.0 million in aggregate principal amount may be in Canadian dollars, which amount shall be reduced by any mandatory prepayments actually made thereunder required as a result of any Asset Sale or similar sale of assets (to the extent, in the case of payments of revolving credit indebtedness, that the corresponding commitments have been permanently reduced) and any scheduled amortization payments actually made thereunder;

(2)           Indebtedness under the Notes in an aggregate principal amount not to exceed the total of $~~100.0~~125.0 million and the related Guarantees, if any, (including the guarantees, if any, of the Exchange Notes) PLUS the principal amount of PIK Notes issued pursuant to this Indenture, if any, MINUS the amount of any Mandatory Principal Redemption Amount paid;

(3)           Indebtedness other than pursuant to clauses (1) and (2) above outstanding on the Issue Date, including the Existing Norcross Notes outstanding on the Issue Date;

(4)           Indebtedness of Norcross or any Subsidiary of Norcross to any Wholly-Owned Restricted Subsidiary and Indebtedness of any Wholly-Owned Restricted Subsidiary to the Company or another Restricted Subsidiary;

(5)           Hedging Obligations;

(6)           Refinancing Indebtedness;

(7)           Indebtedness consisting of guarantees made in the ordinary course of business by the Company or its Subsidiaries of Indebtedness of the Company or any of its Subsidiaries, which Indebtedness is otherwise permitted under this Indenture and which guarantees of Company Indebtedness comply with Section 4.12;

(8)           customary indemnification, adjustment of purchase price earn-out or similar obligations, including title insurance, of the Company or any Restricted Subsidiary, in each case, incurred in connection with the acquisition or disposition of any business or assets of the Company or any Restricted Subsidiary (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition);

(9)           Purchase Money Indebtedness and Capitalized Lease Obligations of the Company and its Subsidiaries incurred to acquire, lease or improve property (real or personal) in the ordinary course of business and any refinancings, renewals or replacements of any such Purchase Money Indebtedness or Capitalized Lease Obligation (subject to the limitations on the principal amount thereof set forth in this clause (9)), the principal amount of which Purchase Money Indebtedness and Capitalized Lease Obligations shall not in the aggregate at any one time outstanding exceed the greater of $10.0 million and

5% of the Company’s consolidated tangible assets stated in accordance with GAAP as of the end of the last preceding fiscal quarter for which financial statements are available;

(10)         Indebtedness of the Company or any Restricted Subsidiary (including letters of credit) in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance, or similar requirements of the Company or any Subsidiary in the ordinary course of business;

(11)         obligations of the Company or any Restricted Subsidiary in respect of performance bonds and completion, guarantee, surety and similar bonds in the ordinary course of business;

(12)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds;

(13)         Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(14)         Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business; and

(15)         additional Indebtedness of Norcross or any of its Restricted Subsidiaries (other than Indebtedness specified in clauses (1) through (14) above) not to exceed in the aggregate at any one time outstanding the total of (A) $25 million MINUS (B) any Indebtedness specified in clause (9) above up to $10.0 million.

For purposes of determining compliance with Section 4.10, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above or is entitled to be incurred pursuant to the Company Coverage Ratio Exception (or if incurred by Norcross, the Norcross Coverage Ratio Exception), the Company shall classify such item of Indebtedness on the date of its incurrence, or later reclassify such item of Indebtedness, in any manner that complies with Section 4.10. Notwithstanding the foregoing, Indebtedness outstanding under the Senior Credit Facility on the Issue Date shall be deemed to have been incurred under clause (1) above. The maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this definition will not be deemed to be exceeded solely as the result of fluctuations in the exchange rates of currencies. In determining the amount of Indebtedness outstanding under one of the clauses above, the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 4.10.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of January 7, 2005 among the Issuers and the Initial Purchaser~~.~~ along with any similar agreement entered into with respect to issuances of Additional Notes.

“2005 Sale Transaction” means the transaction pursuant to which Safety Products Holdings, Inc. will (1) acquire all of the issued and outstanding membership units of Norcross and all of the issued and outstanding common stock of Capital and (2) assume all of the outstanding indebtedness and obligations of the Company and Capital pursuant to the Indenture, the Notes, the Registration Rights Agreements and the CIVC Registration Rights Agreement, and (3) effect the debt and equity financing transactions related thereto.

Section 4.11 of the Indenture.  Limitation on Restricted Payments.

(A)          The Company shall not make, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

(1)                   no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

(2)                   if the Restricted Payment is made by the Company or any of its Restricted Subsidiaries (other than Norcross or any of its Restricted Subsidiaries), immediately before and after giving effect to such Restricted Payment, the Company could incur $1.00 of additional Indebtedness under the Company Coverage Ratio Exception or, if the Restricted Payment is made by Norcross or any of its Restricted Subsidiaries, immediately before, and after giving effect to such Restricted Payment, Norcross could incur $1.00 of additional Indebtedness under the Norcross Coverage Ratio Exception; and

(3)                   immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date (excluding payments made pursuant to clauses (2), (3), (4), (5), (6), (7), (8) and (~~8~~13) of paragraph (B) below and 50% of the payments made pursuant to clause (9) of paragraph (B) below) does not exceed the sum of

(a)       if the Restricted Payment is made by the Company or any of its Restricted Subsidiaries (other than Norcross and its Restricted Subsidiaries), 50% of the Consolidated Net Income of the Company accrued during the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit), or, if the Restricted Payment is made by Norcross or any of its Restricted Subsidiaries, 50% of the Consolidated Net Income of Norcross accrued during the period (treated as one accounting period) from March 31, 2003 to the end of the most recent quarter prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit), plus

(b)      100% of the aggregate Net Proceeds and the fair market value of securities or other property received by the Company from the issue or sale, after the Issue Date, of Capital Stock of the Company (other than Disqualified Capital Stock or Capital Stock of the Company issued to any Subsidiary of the Company) or any Indebtedness or other securities of the Company that have been converted or exercised or exchanged for Capital Stock of the Company (other than Disqualified Capital Stock), plus

(c)       without duplication of any amounts included in clause (3)(b) above, 100% of the aggregate net proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock (excluding, in the case of clauses (3)(b) and (c), any net cash proceeds from an Equity Offering to the extent used to redeem the Notes, in compliance with the provisions set forth in Article 3 and paragraph 5 of the Notes), plus

(d)      to the extent not included in the calculation of Consolidated Net Income referred to in clause (3)(a) above, an amount equal to, without duplication:

(i)            100% of the cash return of capital with respect to any Investment received by the Company or any Restricted Subsidiary upon the sale or other disposition of any Investment (other than a Permitted Investment) made by the Company or any Restricted Subsidiary since the Issue Date, plus

(ii)           the net reduction in Investments (other than Permitted Investments) in any Person resulting from dividends, repayments of loans or advances or other transfers of assets subsequent to the Issue Date, in each case to the Company or any Restricted Subsidiary from such Person, plus

(iii)          the portion (proportionate to the Company’s equity interest in such Subsidiary) of the cash return of capital in respect of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated, or liquidated or merged into, a Restricted Subsidiary, provided, however, that the sum of clauses (d)(i), (d)(ii) and (d)(iii) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

For purposes of determining under clause (3) above, the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value determined, in good faith, by the Board of Directors of the Company.

(B)                      The provisions of this Section 4.11 shall not prohibit

(1)                       the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at such date of declaration such dividend or other distribution would comply with the provisions of this Indenture;

(2)                       the repurchase, redemption or other acquisition or retirement of any shares of Capital Stock of the Company or subordinated Indebtedness by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock), or out of the Net Proceeds of a capital contribution or sale (other than to a Subsidiary of the Company) of other shares of Capital Stock of the Company within 30 days (other than Disqualified Capital Stock);

(3)                       the redemption or retirement of Indebtedness of the Company subordinated in right of payment to the Notes in exchange for, by conversion into or out of the Net Proceeds of an incurrence of Indebtedness (other than any Indebtedness owed to a Subsidiary) of the Company within 30 days that is contractually subordinate in right of payment to the Notes to at least the same extent as the subordinated Indebtedness being redeemed or retired;

(4)                       the retirement of any shares of Disqualified Capital Stock by conversion into, or by exchange for, shares of Disqualified Capital Stock, or out of the Net Proceeds of a sale (other than to a Subsidiary of the Company) of other shares of Disqualified Capital Stock within 30 days;

(5)                       so long as no Default or Event of Default shall have occurred and be continuing, at the time of or immediately after giving effect to such payment, the purchase, redemption or other acquisition for value of shares of Capital Stock (other than Disqualified Capital Stock) or options on such shares of Capital Stock of the Company held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates) of the Company or any of its Subsidiaries upon the death, disability, retirement or termination of employment of such current or former officers or employees; provided that the aggregate cash consideration paid, or distributions or payments made, for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed in any calendar year $2.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years (without giving effect to the following proviso)) or $7.5 million in the aggregate from and after the Issue Date; provided further that such amount in any calendar year may be increased by (i) the amount of the cash proceeds from the sale of Capital Stock of the Company (to the extent the proceeds are contributed to the capital of the Company) to members of management, directors, employees or consultants of the Company and its Subsidiaries that occurs after the Issue Date and (ii) the cash proceeds of any “key man” life insurance policies used to make such repurchases;

(6)                       the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Restricted Subsidiary with the net cash proceeds from an incurrence of Refinancing Indebtedness;

(7)                       repurchases of Capital Stock deemed to occur upon the cashless exercise of stock options and warrants;

(8)                       Restricted Payments (including, for the avoidance of doubt, any Restricted Payments made on the Issue Date) in an aggregate amount not to exceed the net proceeds to the Company from the Notes issued on the Issue Date;

(9)                       Permitted Tax Distributions by the Company;

(10)                     payments required under the Management Side Letter Agreements, provided that each such officer shall, immediately following his receipt thereof, utilize the portion of such payment remaining after deducting therefrom the maximum amount of federal, state and local income taxes that he would be required to pay with respect to such payment to repay to the Company the principal amount of the Management Notes;

(11)                     payments to enable the Company to make payments to holders of its Capital Stock in lieu of fractional shares of its Capital Stock;

(12)                     the declaration and payment of dividends to holders of any class or series of Preferred Stock issued in compliance with Section 4.19; ~~and~~

(13)                     distribution of proceeds of up to $25 million of new indebtedness of the Company and up to $30 million in cash to members of NSP Holdings L.L.C. and up to $3.0 million in aggregate value of stock of North Safety Products, Inc. to members of Company management, all in connection with the 2005 Sale Transaction; and

(14)                    so long as no Default shall have occurred and be continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $5.0 million since the date of this Indenture.

(C)                      Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that

(1)                       such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.11 were computed, which calculations may be based upon the Company’s latest available financial statements, and

(2)                       to the extent that the absence of a Default or an Event of Default is a condition to the making of such Restricted Payment, that no Default or Event of Default exists and is continuing and no Default or Event of Default will occur immediately after giving effect to any Restricted Payments.

Section 4.18 of the Indenture.  Limitation on Conduct of Business.

The Company and its Restricted Subsidiaries shall not engage in any businesses which are not the same, similar, ancillary, related to or constitute a reasonable extension of the businesses in which the Company and its Restricted Subsidiaries are engaged in on the Issue Date. The Company shall at all times directly or indirectly own 100% of the Capital Stock of Norcross.

Capital will not engage in any business or activities other than as necessary to (1) maintain its corporate existence and (2) perform its obligations under the Notes, the Exchange Notes, this Indenture, the Registration Rights ~~Agreement~~Agreements and the CIVC Registration Rights Agreement.

Section 5.01 of the Indenture.  Limitation on Consolidation, Merger and Sale of Assets.

The Company shall not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person unless:

(a) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company are transferred shall be a corporation, limited liability company or limited partnership organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental Indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the obligations of the Company under this Indenture, the Notes and the obligations under this Indenture shall remain in full force and effect; provided, that at any time the Company or its successor is a limited partnership or a limited liability company, there shall be a co-issuer of the Notes that is a corporation;

(b) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(c) with respect to any transaction other than the 2005 Sale Transaction, immediately after giving effect to such transaction and the use of any net proceeds therefrom, the Company or such Person shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Company Coverage Ratio Exception;

provided that this Section 5.01 shall not prohibit a Restricted Subsidiary from merging into or transferring all or parts of its properties and assets to the Company or another Restricted Subsidiary.

In connection with any consolidation, merger or transfer of assets contemplated by this provision, the Issuers shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and the supplemental Indenture in respect thereof comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

Section 5 of the 11 3/4% Notes.  Redemption.

(a)                   Optional Redemption with Make Whole Payment.  At any time prior to July 1, 2006, the notes may be redeemed in whole or in part at the option of the Company, upon not less than 30 or more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof, plus the Make Whole Premium and any accrued and unpaid interest thereon to the applicable redemption date.

(b)                   Optional Redemption.  The Issuers may redeem the Notes, at their option, in whole at any time or in part from time to time, on and after July 1, 2006 at the following Redemption Prices (expressed as percentages of the principal amount thereof) if redeemed during the periods set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption.

Year	Percentage

July 1, 2006 - June 30, 2007	~~103%~~112.5%

July 1, 2007 - June 30, 2008	~~102%~~105%

July 1, 2008 - June 30, 2009	103%

Thereafter	100%

(c)                   Optional Redemption upon Equity Offerings.  Notwithstanding the foregoing, the Issuers may redeem in the aggregate up to 35% of the principal amount of Notes at any time and from time to time prior to July 1, 2006 at a Redemption Price equal to 111.75% of the aggregate principal amount so redeemed, plus accrued and unpaid interest in cash, if any, to the Redemption Date out of the Net Proceeds of one or more Equity Offerings; provided that

(1)                   at least 65% of the principal amount of Notes originally issued remains outstanding immediately after the occurrence of any such redemption and

(2)                   any such redemption occurs within 90 days following the closing of such Equity Offering.

(d)                   Mandatory Partial Redemption.  On July 1, 2010, if any notes are outstanding, the Company will be required to redeem, at a redemption price of 100% of the principal amount of the notes so redeemed, a principal amount of notes (the “Mandatory Principal Redemption Amount”) sufficient (but not in excess of the amount sufficient) to ensure that the notes are not treated under the Code as “Applicable High Yield Discount Obligations” for the ongoing deductibility of interest by the Company. The Mandatory Principal Redemption Amount will be calculated as (i) the excess of (A) the aggregate principal amount of all notes outstanding on July 1, 2010, over ~~the original principal amount of notes issued on the Issue Date~~(B) the issue price (determined pursuant to Treasury Regulation Section 1.1273-2(a)(i)) of all notes issued or deemed issued (as a result of the deemed exchange for U.S. federal income tax purposes of notes outstanding immediately prior to the date of closing of the 2005 Sale Transaction (the “Effective Date”) for new notes on the Effective Date, and assuming for this purpose that all holders consented to the amendments and waivers to the Indenture proposed in connection with the 2005 Sale Transaction (“Proposed Amendments and Waivers”)), less (ii) an amount equal to one year’s simple uncompounded interest ~~on the aggregate original principal amount of notes issued on~~(determined using the stated interest rate on the notes) on the aggregate issue price (determined pursuant to Treasury Regulation Section 1.1273-2(a)(i), and assuming for this purpose that all holders consent to the Proposed Amendments and Waivers) of all notes, other than PIK Notes issued subsequent to the ~~Issue~~Effective Date.  The Mandatory Principal Redemption Amount will be applied as a partial redemption of each note outstanding.

The Proposed Waiver

The following is a description of the Proposed Waivers and the effect of the Proposed Waivers on the Indenture. This description is subject to, and qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA.

Transaction Approval

The Supplemental Indenture will provide specific consent to the Sale and the 2005 Sale Transaction as described in the Statement, and include a “savings clause” to prevent incidental or technical defaults under the Indenture in connection with the Sale and the 2005 Sale Transaction as described in the Statement.

Annex B

Material Conditions to the Sale

Consummation of the proposed sale of all of the issued and outstanding equity interests of Norcross and Holdings Capital Corp. to Buyer pursuant to the Purchase and Sale Agreement is subject to the satisfaction or waiver of certain conditions, including, but not limited to, the following:

•      The absence of any injunction or order from a court or administrative agency that would restrain or prohibit the consummation of the transaction.

•      The acquiescence of U.S. and foreign antitrust regulatory authorities.

•      Buyer’s receipt of debt financing necessary to consummate the transaction, which debt financing has been committed to by Buyer’s bank, subject to certain terms and conditions.

•      The absence of a material adverse change in the business, assets, financial condition or operating results of Norcross and its subsidiaries, taken as a whole, since April 2, 2005.

•      Certain of Norcross’ agreements having terminated and certain third-party consents, approvals or waivers having been obtained.

•      Receipt by Buyer from each of the Company and its members of a representation letter and release providing for indemnification of Buyer with respect to the capitalization, ownership and existence of Norcross and Holdings Capital Corp and the existence of the Company.

•      Certain of the Company’s management unitholders having made an investment in the equity of Buyer’s ultimate parent company.

There is no assurance that any or all of the conditions to the consummation of the transaction will be satisfied or waived or that the transaction will close in accordance with the agreed upon terms (or at all).